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                              PAMECO CORPORATION



CONTACT:

Olivia Yuspa                           Van Negris / Philip J. Denning
Pameco Corporation                     Kehoe, White, Van Negris & Company, Inc.
(770) 798-0600                         (212) 396-0606

FOR IMMEDIATE RELEASE
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                   Pameco Corporation Reaches Agreements on
                     $35 Million Private Equity Financing,
                   $130 Million Credit Facility Refinancing
                  and $20 Million Subordinated Debt Placement

NORCROSS, GA - FEBRUARY 18, 2000 - Pameco Corporation (NYSE: PCN) (the "Company"), a leading distributor of HVAC systems and equipment and refrigeration products in the United States, today announced that it has signed a series of agreements with The Littlejohn Fund II, L.P. ("Littlejohn") and Quilvest American Equity Ltd. ("Quilvest") (collectively the "Purchasers") pursuant to which the Purchasers have agreed to pay $35 million in exchange for shares of a new series of the Company's Preferred Stock (the "Preferred Stock") and Warrants to purchase such shares, subject to certain terms and conditions (the "Warrants"). Littlejohn will contribute $28 million of the purchase price and Quilvest will contribute $7 million of the purchase price. Upon receipt of certain approvals, the Preferred Stock will be convertible into shares of the Company's Class A Common Stock at an initial conversion price per share of $2.50 and will vote with the Class A Common Stock on an as-converted basis. The Warrants have an initial effective exercise price per share of Class A Common Stock of $3.00. The Warrants enable the Purchasers to acquire additional shares of Preferred Stock which, upon the receipt of certain approvals, will become convertible into the same number of shares of Class A Common Stock as the $35 million of Preferred Stock. The transaction is anticipated to close by February 29, 2000.

Simultaneously, the Company announced that it has signed agreements entering into a senior credit facility amounting to an aggregate $130 million and a subordinated debt placement of $20 million, both of which are also anticipated to close simultaneously with the Littlejohn/Quilvest purchase of the Company's convertible Preferred Stock.

The net proceeds from the Littlejohn/Quilvest equity investment, together with funds available under the new senior credit facility and the subordinated debt, will be used to refinance the Company's existing debt arrangements and for working capital purposes.

In accordance with the rules and regulations of the New York Stock Exchange, the Company must obtain shareholder approval of the conversion and voting rights before they become effective. The Company is preparing proxy materials for filing and distribution and anticipates that a special meeting of shareholders will be held on or about May 15, 2000. The purchase is not conditioned on obtaining such shareholder approval. However, in connection with the transaction, shareholders who control more than 50 percent of the voting power of the Company have agreed to vote for, and granted proxies in favor of, the approval of the foregoing conversion and voting rights. Thus, the foregoing shareholder approval will be obtained. Quilvest must also obtain the required clearances under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to exercise its voting and conversion rights. After such approvals, assuming the full exercise of the Warrants, Littlejohn will beneficially own approximately 60 percent of the then outstanding voting securities of the Company and Quilvest will beneficially own approximately 20 percent of the then outstanding voting securities of the Company.

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Pameco Corporation
Page Two
February 18, 2000


Pursuant to the Transaction, the Company's Board of Directors will be expanded to nine members with Littlejohn being entitled to nominate five Board seats and Quilvest one Board seat. The Littlejohn nominees will take office upon the closing. Quilvest's nominee is currently a member of the Board and will continue to serve as a Director. One current Board member, Mr. Richard A. Bearse, will resign upon the closing.

Angus C. Littlejohn, Chairman of Littlejohn & Co., LLC, said: "We are excited to make an investment in Pameco Corporation at this time. The Company has very attractive long-term prospects and we believe that the restructuring actions taken this past year have advanced Pameco's ability to achieve its full potential. We are also prepared to utilize our additional resources to assist in the future growth of the Company."

James R. Balkcom, Chairman and Chief Executive Officer, stated: "We are very pleased that an investor of the caliber of The Littlejohn Fund II recognizes Pameco's inherent ability to lead the changes in the HVAC/R industry and provide an exceptional level of service and support to our valued customers. This additional capital supplies us with a solid financial infrastructure that will provide us with an opportunity to grow. We hope to expand our position in the marketplace through internal growth and possibly through the acquisition of quality independent businesses in strategic markets."

Pameco Corporation is one of the largest distributors of HVAC systems and equipment and refrigeration products in the United States, with predecessor corporations dating back to 1931. It has established a leading position in the consolidating distribution segment of the climate control industry, building a centralized national distribution network. Pameco's products include a complete range of heating, air conditioning and refrigeration ("HVAC/R") equipment, parts and supplies for the light commercial and residential HVAC markets and commercial refrigeration market. The products sold by Pameco are used principally for the repair and replacement of existing HVAC/R and for new construction. Pameco proudly serves its customers in 47 states and Guam.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, the Company's plans for future business development, industry position and industry condition, the Company's financial condition and structure, and the Company's ability to engage in an acquisition program as well as the outcome thereof. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Investors are cautioned than any forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, without limitation, risks associated with the Company not being able to successfully implement its new strategies, the risk that new acquisitions, if any, will not be successfully integrated into the Company, the seasonality and cyclicality of the Company's sales, the Company's competition, the Company's dependence on supplier relationships, the increased presence of buying groups and risks related to the Company's borrowings.

Note: Additional information about Pameco Corporation is available on Pameco's World Wide Web site on the Internet located at http://www.pameco.com.

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